Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by ECM Realty Trust, Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the Rosen Consulting Group Market Study prepared for ECM Realty Trust, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Industry Background and Market Opportunity,” “Our Business” and “Experts” in the Registration Statement.

Dated: September 30, 2010

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamota
Name:	Randall Sakamota
Title:	Senior Vice President